SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 28, 2011

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                             Entry into a Material Definitive Agreement.

On July 28, 2011, Corgenix Medical Corporation (the “Company”) entered into a First Amended Joint Product Development Agreement (the “2011 Development Agreement”) with Financiere Elitech SAS, a French corporation (“Elitech”) and Wescor, Inc. a Utah corporation and part of a privately held group of companies owned by Elitech (“Wescor”).

Elitech and its affiliates, including Wescor, are worldwide manufacturers and distributors of in vitro diagnostic equipment, chemical analyzers and reagents. Corgenix entered into a Joint Product Development Agreement with Elitech on July 16, 2010, (the “2010 Development Agreement”, or, the “Agreement”) for the purpose of establishing a product co-development relationship with respect to the Corgenix immunoassays (the “Corgenix Assays”). The parties entered into the 2011 Development Agreement to replace the 2010 Development Agreement in order to further expand and improve the product co-development relationship and technology development efficiency, whereby existing Corgenix Assays may be modified and new Corgenix Assays may be developed and commercialized by Elitech and its affiliates as part of a system that includes Elitech’s analyzers, and, in certain situations, also commercialized by Corgenix through its existing distribution channels.

The 2011 Development Agreement establishes two phases of development effort. Phase I entails the sharing and licensing of existing Corgenix Assay technology to facilitate modification thereof for use in Elitech analyzers. Phase II is focused on the development of new Corgenix IT Assays for use in Elitech analyzers. Each Corgenix Assay and Elitech system/analyzer effort will be treated as a separate project having a specific development plan, budget and supply arrangements, and pricing, performance and acceptance criteria. The 2011 Development Agreement does not establish a second source right to immunoassay products to any party.

Each phase of the development work will be managed by an executive committee comprised of six members, three appointed by Corgenix and three by Elitech. The executive committee shall meet monthly and manage all aspects of the development efforts including project and work group definition, intellectual property protection, scheduling, budgeting, regulatory approval and so forth.

Each party and its affiliates will retain ownership of its pre-existing or independently developed intellectual property as well as any intellectual property developed solely by its personnel as part of a joint development program. All solely owned intellectual property will be licensed to the other parties (without the right to sublicense) for purposes of developing and commercializing the new Corgenix Assays and Corgenix IT Assays. Intellectual property developed by the combined efforts of the parties shall be owned jointly without restriction on use; However, Elitech will have sole ownership of intellectual property related to any system developed under the Agreement, and for a period of the earlier of either five (5) years from the effective date or three (3) years after the sale of the first product, Corgenix agrees to not develop or commercialize any new competitive product. Corgenix will manufacture Corgenix Assays during Phase I and have a right of first refusal to manufacture New Corgenix IT Assays developed during Phase II for a period of three (3) years following the date of first commercialization. however, Elitech and Wescor may elect to manufacture New Corgenix Assays for use into one of Elitech’s new systems. Manufacturing will be in accordance with manufacturing and supply agreements having terms and conditions to be agreed upon by the parties.

The term of the 2011 Development Agreement will be for a period of thirty-six (36) months from the effective date and renewable for an additional twelve (12) months upon such terms and conditions as may be agreed upon by the parties for the extended term. The Agreement may be terminated earlier by either party upon any material breach by the other party which is not cured within thirty (30) days from receipt of notice thereof by the breaching party, termination of the Common Stock Purchase Agreement entered into by the parties on July 16, 2010, failure to reach agreement with respect to any development plan, or upon a challenge by any party to the validity of the proprietary property or intellectual property of another party. In the event of termination, all licenses to intellectual property (except licenses to patents solely owned by a party not related to any development program) will survive and continue on a royalty free basis.

Each party will be responsible for its own costs, expenses and liabilities incurred under the Agreement; however, Elitech and Wescor will be responsible for expenses related to the development of New Corgenix Assays and systems. Corgenix will invoice Wescor monthly in an amount equal to sixty percent (60%) of its actual development costs related to the New Corgenix IT Assays plus budgeted development-related overhead mutually agreed upon by the parties. Concomitantly therewith, Corgenix will grant Wescor the right to purchase shares of Corgenix common stock at a par value of $0.001 per share in a total amount to equal sixty-six and 7/10 percent (66.7%) of the amount of each invoice  at a per share price of $0.15. Wescor must purchase such shares within thirty (30) days. Corgenix will pay Elitech a royalty of seven percent (7%) of net product sales of New Corgenix IT Assays sold by Corgenix.

ITEM 9.01                     Financial Statements and Exhibits.

a) Not applicable.

b) Not applicable.

c) Not applicable.

d) Exhibits:

Exhibit
Number	Description of Exhibit

10.1*	First Amended and Restated Joint Product Development Agreement by and among Corgenix Medical Corporation, Financiere Elitech SAS and Wescor, Inc. dated July 28, 2011.

*Filed Herewith

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2011	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglas T. Simpson
Douglass T. Simpson
President and Chief Executive Officer